EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statements (Form S-8 Nos. 333-88012, 333-41871, 333-62380, 333-75263, and 333-136400) pertaining to the 1997 Equity Incentive Plan of Maximus, Inc.;
2.Registration Statement (Form S-8 No. 333-217657) pertaining to the 2017 Equity Incentive Plan of Maximus, Inc.; and
3.Registration Statement (Form S-8 No. 333-255811) pertaining to the 2021 Omnibus Incentive Plan of Maximus, Inc.
of our reports dated November 18, 2021, with respect to the consolidated financial statements of Maximus, Inc. and the effectiveness of internal control over financial reporting of Maximus, Inc. included in this Annual Report (Form 10-K) of Maximus, Inc. for the year ended September 30, 2021.

/s/ Ernst & Young LLP
Tysons, Virginia
November 18, 2021